Confidential

Attorney-Client Privileged Execution Version

ORION ENERGY SYSTEMS, INC.

Proposed Voltrek Earn-Out Payment Term Sheet June 23, 2025

The following binding term sheet (“Term Sheet”) outlines the mutually agreed upon terms and conditions applicable to the payment by Orion Energy Systems, Inc. (“Company”) of its to-be- determined earn-out obligation (exclusive of the FY24 Earn-Out Payment, as defined below) (“Obligation”) owed to Final Frontier, LLC (“Final Frontier”) pursuant to the Membership Interest Purchase Agreement dated effective as of October 5, 2022 (“Purchase Agreement”):

1.	Cash:

Company will pay Final Frontier $875,000 (“FY24 Earn-Out Payment”) in cash on August 1, 2025 in full payment of the Company’s fiscal 2024 earn-out obligation. In connection with Company making such FY24 Earn-Out Payment, both parties hereby mutually agree to fully release the other party from any further claims or disputes with respect to the Company’s fiscal 2024 earn-out obligation or the calculation thereof.

2.	Company Common Stock:

$1,000,000 (“Company Common Stock

Payment”), represented by the Company’s issuance of such number of shares of the Company’s Common Stock determined by dividing $1,000,000 by the average closing sale price of the Company’s Common Stock over the 10 trading days beginning on the third trading day after the Company publicly announces its fiscal 2025 financial results and the principal terms of this Term Sheet, which announcements shall be made at least simultaneously (subject to the Company’s potential prior public announcement of this Term Sheet if required by SEC rules). The shares shall be issued on the first business day following such 10-day period.

3.	Senior Subordinated Loan:

The principal amount of the senior

subordinated loan owed by the Company to Final Frontier for the remaining amount of the Obligation (“Senior Subordinated Loan”) will be equal to the Finally Determined Obligation (as defined below), less the Company Common Stock Payment and any Principal Payments (as defined below) to the extent paid by the Company (“Loan Amount”). The Company will use its commercially reasonable best efforts to obtain the consent of its senior lender, Bank of America, allowing the Company to grant Final Frontier a second-lien security interest in all assets of the Company and Voltrek, LLC, which security interest will be limited to the lesser of: (i) $10 million or (ii) the Loan Amount and will be fully subordinated and junior in priority to any and all current or future outstanding amounts payable by the Company to Bank of America (and/or any other financial institution or investor that refinances such amounts payable to Bank of America) under the Company’s current or future senior secured credit, loan and/or mortgage agreements (including any and all amendments, replacements, renewals or extension thereof) (“Senior Debt”). Senior Debt shall be capped at $34.2 million.

Final Frontier shall execute a subordination and intercreditor agreement reasonably acceptable to Final Frontier, Bank of America and the Company providing for payment and lien subordination of the Senior Subordinated Loan to the Senior Debt (“Subordination Agreement”).

The repayment of Final Frontier’s Senior Subordinated Loan will be senior to, and have priority over, all of the Company’s creditors, other than the holder of the Senior Debt.

4.	Senior Subordinated Note and Loan Agreement (“Note and Loan Agreement”) Terms:

The Senior Subordinated Loan will have a twenty-four (24) month maturity date from July 15, 2025, with a final payment of the Loan Amount together with all interest accrued thereon that is then unpaid on the maturity date. Over the term of the Senior Subordinated Loan, the Company shall pay
(a) principal payments of $25,000 per month paid on the 15th of each month beginning on January 15, 2026, which will increase to $50,000 per month on July 15, 2026 and continue monthly on the 15th of each month through the maturity date (“Principal Payments”), and (b) interest payments on a monthly basis paid on the 15th of each month beginning July 15, 2025 of $15,000 per month until the final determination of the Finally Determined Obligation, at which point such monthly interest payments shall be appropriately retroactively and prospectively adjusted based on an annual interest rate of 7% applied against the Finally Determined Obligation and, with respect to any retroactive increase in interest payments, such increased amount shall be paid within 10 days of the date that the Finally Determined Obligation is determined.

All payments on the Senior Subordinated Loan shall be made in cash by check or wire transfer of immediately available funds; provided, that if Company remains a public company whose securities are traded by the general public on a major securities exchange (including OTCQX and OTCQB), the Company shall have the option to pay up to 20% of the Loan Amount at maturity (but not upon acceleration or prepayment) in its Common Stock, with the number of shares to be issued determined by dividing the Loan Amount to be paid in Common Stock by the average closing sale price of the Company’s Common Stock over the 10 trading days immediately preceding the maturity date.

The Senior Subordinated Loan will be prepayable only in cash at the option of the Company in all or in part at any time or from time to time without premium, penalty or charge.

Any payments required under the Note and Loan Agreement not made within 15 days after the scheduled due date for such payment, including at maturity or upon acceleration, shall bear cash interest from the date due until paid at a rate of 15% per annum. All additional interest shall be immediately due and payable in cash.

Subject to the terms of the Subordination Agreement, the unpaid Loan Amount (together with all accrued and unpaid interest thereon) shall become immediately due and payable only in cash upon any sale of the Company or Voltrek, LLC or the filing of a bankruptcy proceeding by or against the Company or of Voltrek, LLC.

Subject to the terms of the Subordination Agreement, if there is any uncured default under the Note and Loan Agreement, including an uncured payment default under the Senior Subordinated Loan, or if there is an uncured default under the Senior Debt and the Senior Debt is accelerated, Final Frontier may deliver written notice to the Company of its intention to accelerate the maturity of the Senior Subordinated Loan and, if the Company has not cured such default within 15 days after receiving such notice, then the unpaid Loan Amount (together with all accrued and unpaid interest thereon) shall, at the option of Final Frontier and subject to the Subordination Agreement, mature and become immediately due and payable.

All restrictive covenants (e.g., non-compete, non-solicit and management support covenant, but not any confidentiality covenants) applicable to Final Frontier or Ms. Connors shall automatically lapse in the event of an uncured and continuing event of default under the Note and Loan Agreement that either results in the Senior Subordinated Loan being accelerated or gives Final Frontier the right to accelerate the Senior Subordinated Loan but for the restrictions under the Subordination Agreement.

Customary affirmative and negative covenants will be included in the Note and Loan Agreement similar to those contained in the Senior Debt.

Final Frontier will be simultaneously provided with the same reports and notices provided to the holder of the Senior Debt (exclusive of borrowing base certificates and similar reports).

The Note and Loan Agreement will contain a full mutual release of all claims relating to the purchase of Voltrek, LLC under the Purchase Agreement, including the earn-out calculation and payment terms which are being replaced by the terms reflected in this Term Sheet, but subject to the determination of the Finally Determined Obligation pursuant to the arbitration process described in Section 8 below, which will be excluded from the mutual release.

Subject to a mutually acceptable confidentiality agreement, for as long as amounts are outstanding under the Note and Loan Agreement, Ms. Connors shall be entitled to attend, as an observer, the portions of all regularly scheduled quarterly Company Board meetings that are otherwise attended by other operational non-director management members.

During the term of the Note and Loan Agreement, Final Frontier and Ms. Connors shall agree to a stock ownership management support covenant in the form attached as Exhibit A, which shall apply only for the Applicable Period (as defined on Exhibit A).

5.	Key Employee Employment (“Employment Agreement”):	Ms. Connors and the Company will separately discuss a mutually acceptable Employment Agreement in the form and content to be mutually determined.

6.	Expenses:

Each party will be responsible for their own costs and expenses; provided that the Company will reimburse Final Frontier and Ms. Connors for their legal fees incurred in connection with the transactions contemplated by this Term Sheet up to a maximum amount of $85,000.

7.	Documentation:

The terms of this Term Sheet will be more fully documented as follows (collectively, the “Documentation”):

(a)
Note and Loan Agreement
(b)
Subordination Agreement
(c)
Employment Agreement
(d)
Stock Ownership Management Support Agreement (containing only the covenant set forth on Exhibit A)
(e)
Confidentiality Agreement
(f)
Ancillary Agreements as mutually agreed

Subject to the consent of Bank of America, the parties will use their commercially reasonable best efforts to execute mutually satisfactory Documentation within 30-days of the execution of this Term Sheet. Prior to completion of the Documentation and subject to any executed Subordination Agreement, Final Frontier will also be allowed to accelerate the due date of the Subordinated Loan Amount (a) if Bank of America accelerates the maturity date of its Senior Debt; (b) within 10 business days of any sale of the Company or Voltrek; (c) immediately upon the filing of any insolvency or bankruptcy proceeding by or against the Company or Voltrek; (d) if the FY24 Earn- Out Payment is not paid by the close of business on August 1, 2025; or (e) if any payment of interest or principal is not made within 15 days after the scheduled due date for such payment.

8.	Arbitration:

The Company shall provide Final Frontier with an Earn Out Statement reflecting its determination of the total amount of the Obligation by July 7, 2025 and Final Frontier shall then have 30 days to dispute such determination. If so disputed by Final Frontier, thereafter, the parties shall attempt in good faith to resolve any such dispute over the next 30 days. If the parties cannot mutually agree on the amount of the Obligation during such 30-day period, then either party may submit the dispute to binding arbitration and final determination by Wipfli LLP pursuant to the terms and conditions set forth in Section 2.07(b) and 2.05(c) of the Purchase Agreement (the “Wipfli Resolution Process”); provided, however, that if Wipfli LLP advises the parties in writing that it cannot resolve one or more issues subject to such dispute, then either party may submit such issue(s) to binding arbitration pursuant to Article VIII of the Purchase Agreement (the “AAA Arbitration Process”) and the other party shall participate in such AAA Arbitration Process without the need for the parties to first comply with the negotiation provisions in Section 8.01 of the Purchase Agreement. If the resolution of the issue(s) submitted to the AAA Arbitration Process is necessary in order for Wipfli LLP to finally determine the Obligation, then the Wipfli Resolution Process shall be suspended until a final determination is rendered in the AAA Arbitration Process whereupon Wipfli LLP shall render its determination of the Obligation based on the determination of the arbitrator of issue(s) submitted to the AAA Arbitration Process.

The finally determined amount of the Obligation as determined by mutual agreement of the Company and Final Frontier or, failing such mutual agreement, as determined pursuant to the Wipfli Resolution Process and, if applicable, the AAA Arbitration Process referenced in this Section 8 shall be referred to in this Term Sheet as the “Finally Determined Obligation.”

[Signature Page Follows]

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This Term Sheet is effective as of the date set forth above. This Term Sheet may be executed in counterparts and with digital or electronic signatures.

ORION ENERGY SYSTEMS, INC.

By: Sally A. Washlow

Chief Executive Officer

MS. CONNORS:

Kathleen M. Connors

FINAL FRONTIER, LLC

By: Kathleen M. Connors, Manager

[Term Sheet Signature Page]

Exhibit A Management Support Covenant

Kathleen M. Connors and Final Frontier, LLC (collectively, the “Connors Parties”) agree that, during the Applicable Period (as defined below), the Connors Parties will not, directly or indirectly, (a) initiate, propose, support or otherwise participate in any offer to acquire, acquisition, merger, tender offer or other business combination transaction affecting the Company; (b) initiate, propose, support or otherwise participate in any proxy contest, proxy solicitation or shareholder proposal relating to the Company; or (c) attempt to influence or interfere or otherwise adversely affect the board of directors, management or affairs of the Company. During the Applicable Period, the Connors Parties agree to vote all shares of Company stock owned by them in favor of any recommendation of the Company’s board of directors that is submitted to a vote of the Company’s shareholders. “Applicable Period” means the period commencing on the date of the Term Sheet and ending on the earliest of the following to occur: (i) the repayment in full of the Senior Subordinated Loan; (ii) the maturity of the Senior Subordinated Loan; or (iii) the date that the Senior Subordinated Loan is accelerated or could be accelerated but for the restrictions under the Subordination Agreement.

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